- --------------------------------------------------------------------------------

                                   SEITEL NEWS

- --------------------------------------------------------------------------------


CONTACT:  Jay M. Green, V.P. & Director of Investor Relations
          (203)629-0633

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                      SEITEL ANNOUNCES PRIVATE PLACEMENT OF
                      -------------------------------------
                    "INVESTMENT-GRADE" SERIES C SENIOR NOTES
                    ----------------------------------------

         HOUSTON,   TX,  April  1O,  1996  --  Seitel,   Inc.  (NYSE:   SEI),  a
seismic-technology company, today announced it has completed the private offering to institutional investors of its unsecured Series C Senior Notes. The Series C is the third in an issuance of three series of Senior Notes, which together total $75 million and have received an investment-grade rating of Triple B ("BBB") from Duff and Phelps Credit Rating Co.
         On April 9, 1996, Seitel issued its Series C Notes, which totaled $22.5 million and bear interest at a fixed rate of 7.48%. On December 28, 1995, the company issued its Series A Notes and Series B Notes, which totaled $52.5 million and bear interest at a fixed rate of 7.17%. Interest on the Notes is payable semi-annually.
         The Series A Notes mature on December 30, 2001, with equal principal payments of $8.33 million due annually beginning December 30, 1999. The Series B and Series C Notes mature on December 30, 2002, with equal principal payments aggregating $10 million due annually beginning December 30, 1998.

                                     (more)

SEITEL -- Page 2

         The net proceeds from the Series A and Series B Senior Notes were used primarily to repay secured bank financing and other debt. Seitel intends to use the balance of the net proceeds from the Senior Notes, including proceeds from the Series C Notes, to fund the petroleum exploration and development activities of its wholly-owned subsidiary, DDD Energy, Inc., and for other working capital or general corporate purposes.
         The Senior Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration. This announcement does not constitute an offer or solicitation for the sale of Senior Notes.

                                     # # # #






                                   Page 5 of 5